Exhibit 10.19

TULLY’S COFFEE CORPORATION

SECURED PROMISSORY NOTE

DUE OCTOBER 23, 2007

$4,000,000	April 26, 2007
Seattle, Washington

FOR VALUE RECEIVED, Tully’s Coffee Corporation, a Washington corporation with its principal office at 3100 Airport Way South, Seattle, Washington (the “Company”), hereby unconditionally promises to pay to the order of Benaroya Capital Company, L.L.C., a Washington limited liability company (the “Payee”) with its principal office at 1100 Olive Way, Suite 1700, Seattle, WA 98101, or registered assigns at such office as the holder hereof may designate, in lawful money of the United States, the principal sum of $4,000,000 (the “Note Amount”), together with interest thereon as provided for below.

1. Interest. Interest shall accrue on the outstanding principal balance hereof at a rate equal to fifteen percent (15%) per annum, calculated on a daily basis and compounded monthly, commencing on April 26, 2007 (the “Funding Date”) and payable on the Maturity Date (as defined below). If all or a portion of the principal amount of the Note shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is three percent (3%) above the rate that would otherwise be applicable thereto.

Anything contained in this Note to the contrary notwithstanding, the Payee does not intend to charge and the Company shall not be required to pay interest or other charges in excess of the maximum rate (if any) permitted by applicable law (if any). Any payments in excess of such maximum shall be refunded to the Company or credited against principal.

2. Payment of Principal and Interest. The Company shall pay the unpaid principal, together with all accrued and unpaid interest, evidenced by this Note to Payee upon the Maturity Date. The term “Maturity Date” shall mean the earlier to occur of (i) the day one hundred eighty (180) days after the Funding Date and (ii) the first business day following the closing of an initial public offering of equity securities of the Company.

3. Loan Fee. As part of the consideration for the loan evidenced by this Note, the Company shall pay to Payee a fee of $100,000.00, which Payee shall deduct from the disbursement of the loan proceeds.

4. Subordination. All claims of the Payee to principal, interest and any other amounts at any time owed under the Note are hereby expressly subordinated to the indebtedness or claims arising under, or relating to, the Contract of Sale and Security Agreement between The Company and Northrim Funding Services dated as of November 16, 2006 (the “Northrim Facility”).

5. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Note shall be entitled to a claim in liquidation after the payment in full of the Northrim Facility, but before participation by the holders of (i) any other indebtedness for borrowed money of the Company and (ii) any capital stock of the Company. The amount of the claim in liquidation shall equal the amount to which the Payee of this Note would be entitled in the case of payment, whether or not the Note is eligible for payment at the time of liquidation.

6. Representation and Warranty. In consideration of the Payee making the loan evidenced by this Note, the Company represents and warrants to the Payee as of the Funding Date that the Company’s reports to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. No representations or warranties have been made to the Payee with regard to the Company or this Note other than those contained in this section.

7. Security Interest. This Note is secured by certain assets of the Company in accordance with the Security Agreement dated as of the date hereof granted by the Company to the Payee (the “Security Agreement”).

8. Warrant. As additional consideration for the Payee making the loan to the Company evidenced by this Note, the Company shall deliver to Payee no later than fifteen (15) days after the Funding Date a warrant to purchase 99,291 shares of the Company’s common stock at an exercise price of $0.33 per share. The warrant (i) shall first become exercisable on the earliest to occur of the following: (a) immediately prior to the completion of the Company’s first underwritten public offering of common stock; (b) immediately prior to a Change of Control Event (as defined in the Warrant); or (c) one year from the Funding Date, and (ii) shall expire on the fifth (5th) anniversary of the Funding Date. The form of the warrant shall be reasonably satisfactory to Payee and shall include provisions for assignability, antidilution protection and a net exercise provision.

9. Prepayment. The Company may prepay without penalty the principal hereof and all interest hereon in whole or in part at any time after five (5) days’ prior written notice to the Payee of the Note by payment in cash of the amount prepaid, provided that any partial prepayment of principal shall be in an integral multiple of $1,000. At the time of prepayment, all interest owing on the amount prepaid to the date of payment must simultaneously be paid.

10. Expenses. The Company shall pay the Payee, on demand, for all reasonable and documented costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred in the collection, enforcement, modification or amendment of this Note.

11. Default; Acceleration. The occurrence of any of the following shall constitute an “Event of Default”:

(a) The failure of the Company to pay when due (whether at the Maturity Date, at a date fixed for prepayment hereof, by acceleration hereof, or otherwise) any principal due under this Note, and such failure or breach shall continue unremedied for five (5) business days; or

(b) The failure of the Company to pay when due (whether at the Maturity Date, at a date fixed for prepayment hereof, by acceleration hereof, or otherwise) any interest, charges or other amounts due under this Note, and such failure or breach shall continue unremedied for five (5) business days; or

(c) The breach by the Company of any of the terms or provisions contained in this Note other than those specified in paragraphs (a) and (b) above, and such breach shall continue unremedied for thirty (30) days after the earlier of (i) an officer of the Company obtaining actual knowledge of such default and (ii) the Company receiving notice of such default from Payee, provided, however, that no such cure period shall apply to a breach of the Company’s obligations under Section 8 hereof; or

(d)(i) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any material indebtedness of the Company (including specifically and without limitation the indebtedness under the Northrim Facility) or (ii) a default shall occur in the performance or observance of any obligation, agreement or condition with respect to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, if (x) the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or (y) such default, event or condition shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such indebtedness, or any trustee or agent for such holders, to cause or declare such indebtedness to become due and payable or to require such indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such indebtedness to be made prior to its expressed maturity and such acceleration, declaration or requirement is declared by the holders thereof; or

(e)(i) The Company or any of its subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee (other than a trustee under a deed of trust or similar document), custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Company or any of its subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Company or any of its subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its subsidiaries shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or

(f) Any representation or warranty of the Company contained herein or in the Security Agreement shall prove to have been false in any material respect upon the date when made; or

(g)(i) Any judgment, order or decree for the payment of money individually or in the aggregate in excess of $500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order or undisputed indemnity obligations of a solvent third person) shall be rendered against the Company or any of its subsidiaries and such judgment shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days after the entry thereof, or enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) any judgment, order or decree shall be rendered against the Company or any of its subsidiaries involving a required divestiture of any material properties, assets or business which could reasonably be expected to have a material adverse effect, and, in each case, such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof, or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

Upon the occurrence, and at any time during the continuance, of an Event of Default, the Payee, at the Payee’s option and without the need for presentment, demand, protest, or other notice of any kind, may declare all unpaid principal hereof and interest hereunder to be immediately due and payable and the same shall become immediately due and payable upon such declaration; provided that in the event of any Event of Default specified in paragraph (e) above, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Payee.

12. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note, other than pursuant to the Guaranty Agreement dated as of the date of this Note by Tom T. O’Keefe.

13. Certain Waivers. The Company and any endorser or guarantor hereof (collectively, the “Obligors”) and each of them (i) waive(s) presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note; (ii) consent(s) to any and all delays, extensions, renewals or other modifications of this Note, any related document or the debt(s) evidenced hereby or thereby, or any other failure to act by the Payee or any other forbearance or indulgence shown by the Payee, from time to time and in one or more instances (without notice to or assent from any of the Obligors) and agree(s) that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; (iii) agree(s) that the full or partial release or discharge of any Obligor(s) shall not release, discharge or otherwise impair the liabilities of any other Obligor(s); and (iv) otherwise waive(s) any other defenses based on suretyship.

14. Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Notes exchanged for it, and (in case of loss, theft or destruction) of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of the same series and of like tenor and unpaid principal amount and dated as of the Funding Date.

15. Commercial Transaction; Jury Waiver. THE COMPANY ACKNOW-LEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION. THE COMPANY HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH, THIS NOTE AND/OR ANY RELATED DOCUMENT. THE COMPANY FURTHER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS NOTE AND THE AGREEMENT WITH ITS COUNSEL AND THAT IT ON ITS OWN HAS MADE THE DETERMINATION TO EXECUTE THIS NOTE AND RELATED DOCUMENTS TO WHICH IT IS A PARTY AFTER CONSIDERATION OF ALL OF THE TERMS OF THIS NOTE AND SUCH OTHER DOCUMENTS (INCLUDING THE INTEREST RATE) AND OF ALL OTHER FACTORS WHICH IT CONSIDERS RELEVANT.

16. Binding Nature. This Note shall bind the Company and the Company’s successors and permitted assigns and shall inure to the benefit of the Payee and the Payee’s successors and permitted assigns. The term “Payee” as used herein shall include, in addition to the initial Payee, any successors, endorsees, or other permitted assignees of such Payee and shall also include any other holder of this Note.

17. Governing Law. This Note shall be governed by and construed and interpreted in accordance with the laws the State of Washington, without regard to its rules pertaining to conflicts of laws thereunder.

18. Miscellaneous. No delay or omission by the Payee in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or any other right or remedy; and a waiver on one occasion shall not be a bar to or waiver of any right or remedy on any other occasion. All rights and remedies of the Payee hereunder, any other applicable document and under applicable law shall be cumulative and not in the alternative. No provision of this Note may be waived or modified orally but only by a writing signed by the party against whom enforcement of such amendment, waiver or other modification is sought.

19. Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed first class postage prepaid, or delivered by hand or by messenger to the Company or to the Payee hereof at their respective addresses set forth at the beginning of this Note or at such other respective addresses as may be furnished in writing to each other, and shall be effective upon receipt.

20. Statutory Notice. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the day and year first written above.

The Company:

TULLY’S COFFEE CORPORATION

By:	/s/ John K. Buller
Name:	John K. Buller
Its:	President and CEO

AGREED TO AND ACCEPTED

Payee:

BENAROYA CAPITAL COMPANY, L.L.C.

By:	/s/ Larry Benaroya
Name:
Its:	Manager

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